Exhibit (i)

January 30, 2004

Scudder MG Investments Trust
One South Street
Baltimore, Maryland 21202

Ladies and Gentlemen:

You have requested us, as counsel to Scudder Fixed Income Fund, Scudder Short Duration Fund, Scudder High Income Plus Fund, Scudder Total Return Bond Fund and Scudder Micro Cap Fund (each, a Fund and together, the "Funds"), each a series of Scudder MG Investments Trust, a business trust organized under the laws of the State of Delaware (the "Trust"), to furnish you with this opinion in connection with the Trust's filing of Post-Effective Amendment No. 59 (the "Amendment") to its Registration Statement on Form N-1A (Securities Act File No. 033 -68704 and Investment Company Act File No. 811-8006) (the "Registration Statement").

We have examined copies of the Agreement and Declaration of Trust and By-Laws of the Trust, each as amended, the Funds' prospectuses and statements of additional information (the "Statements of Additional Information") included in the Registration Statement, all resolutions adopted by the Trust's Board of Trustees (the "Board") with respect to the following classes of shares of beneficial interest of the Funds: Scudder Fixed Income Fund - Classes A, B, C, R, Institutional and Investment; Scudder Short Duration Fund - Classes A, B, C, and Institutional; Scudder High Income Plus Fund - Classes Institutional, Investment and Premier; Scudder Total Return Bond Fund - Classes Institutional and Premier; and Scudder Micro Cap Fund - Classes A, B, C, Institutional and Investment (together, the "Shares"), consents of the Board and other records, documents and papers that we have deemed necessary for the purpose of this opinion. We have also examined such other statutes and authorities as we have deemed necessary to form a basis for the opinion hereinafter expressed.

In our examination of material, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to our opinion, we have relied upon statements and certificates of officers and representatives of the Fund and others.

Based upon the foregoing, we are of the opinion that each Fund's Shares, when and if duly sold, issued and paid for in accordance with the laws of applicable jurisdictions and the terms of the

Scudder MG Investments Trust
January 30, 2004
Page 2

Agreement and Declaration of Trust, the By-Laws and the Amendment, will be validly issued, fully paid and non-assessable assuming (i) that at the time of sale such Shares are sold at a sales price in each case in excess of the par value of the Shares; (ii) that the issuance of the Shares does not cause the number of outstanding Shares to exceed that number of authorized shares provided for in the Declaration of Trust of the Trust, as amended to the date of issuance; and (iii) that the resolutions of the Board authorizing the issuance of the Shares that are in effect on the date hereof have not been modified or withdrawn and are in full force and effect on the date of issuance.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the reference to us in the Statements of Additional Information and to the filing of this opinion as an exhibit to any application made by or on behalf of the Trust or the Funds or any distributor or dealer in connection with the registration or qualification of the Trust or the Funds or the Shares under the securities laws of any state or other jurisdiction.

We are members of the Bar of the State of New York only and do not opine as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States, and the opinions set forth above are, accordingly, limited to the laws of those jurisdictions. As to matters governed by the State of Delaware, we have relied upon the opinion of Richards, Layton & Finger (which is attached hereto).

Very truly yours,



/s/Willkie, Farr and Gallagher